MARKETAXESS REPORTS 2005 THIRD QUARTER RESULTS
U.S. High-Grade Trading Volume As a Percentage of Total NASD TRACE Rises; Launches First
Client to Multi-Dealer Electronic Credit Default Swap Trading System
NEW YORK, November 1, 2005 — MarketAxess Holdings Inc. (Nasdaq: MKTX), the operator of a leading electronic trading platform for U.S. and European high-grade corporate and emerging markets bonds, today announced results for the third quarter ended September 30, 2005.
Total revenues for the third quarter of 2005 increased 2.0% to $19.1 million, compared to $18.7 million in the third quarter of 2004. Pre-tax income in the third quarter of 2005 was $1.7 million compared to $4.9 million in the third quarter of 2004. Net income in the third quarter of 2005 totaled $1.2 million, or $0.03 per share on a diluted basis, compared to $9.1 million in the third quarter of 2004. Net income in the third quarter of 2004 included an income tax benefit of $4.2 million primarily related to the recognition of net operating loss carryforwards.
Operating margin, defined as pre-tax income as a percentage of total revenues, was 9% in the third quarter of 2005, compared to 26% in the third quarter of 2004.
Richard M. McVey, Chairman and Chief Executive Officer of MarketAxess, commented, “The third quarter of 2005 included several gratifying developments for the MarketAxess platform. In U.S. high-grade corporate bonds, despite continued weakness in the market and the adjustment of our institutional and broker-dealer clients to the new fee plan implemented in June, our trading volume in the third quarter was approximately 7.9% of total NASD TRACE reported volume, up from approximately 7.1% in the second quarter of 2005. In mid-September, we launched the first client to multi-dealer electronic solution for the trading of credit default swaps (CDS). We continue to add functionality, including a full novation protocol solution, to meet the changing requirements of this rapidly growing market. Led by a strong performance from emerging markets bonds, other trading volumes made a solid showing during the quarter. Lastly, on September 21, we held our second annual charity trading day which generated approximately $270,000 in charitable contributions to emerging markets charities and the Hurricane Katrina Red Cross Relief Fund. All of these developments reflect continuing momentum in our business, and will enable us to further leverage our leadership position in electronic trading in the credit markets as we move through the fourth quarter.”
Third Quarter Results
U.S. high-grade corporate bond commissions totaled $10.8 million in the third quarter of 2005, a decrease of 2.6% compared to $11.1 million in the third quarter of 2004. European high-grade corporate bond commissions totaled $3.1 million in the third quarter of 2005, a decrease of 14.2% compared to $3.7 million in the third quarter of 2004. Other commissions decreased 11.4% in the third quarter of 2005 to $1.8 million, compared to $2.1 million in the third quarter of 2004. Other revenue, which consists of information and user access fees, license fees, interest income and other revenue, increased 75.0% to $3.3 million in the third quarter of 2005 compared to $1.9 million in the third quarter of 2004 due to higher interest income and an increase in fees from our Corporate BondTickerTM service.
Total expenses for the third quarter of 2005 increased 25.7% to $17.3 million, compared to $13.8 million in the third quarter of 2004. Employee compensation and benefits increased to $9.0 million, versus $8.3 million in the third quarter of 2004, primarily driven by increased costs related to employee benefit programs. Technology and communications expenses increased to $2.3 million, versus $1.5 million in the third quarter of 2004, driven primarily by increased market data and data communication costs. Professional and consulting fees increased to $2.4 million, compared to $1.0 million in the third quarter of 2004, largely due to increased costs associated with being a public company and higher consulting expenses.
Trading Volume
Total trading volumes in the third quarter of 2005 decreased 8.1% to $68.6 billion, compared to $74.7 billion in the third quarter of 2004. U.S. high-grade trading volume totaled $39.1 billion in the third quarter of 2005, a 12.9% decrease versus 2004 third quarter volume of $44.9 billion. Total U.S. high-grade trading volume for the third quarter of 2005 includes single-dealer inquiries of $3.3 billion. European high-grade trading volumes in the third quarter of 2005 decreased 11.7% to $16.3 billion, compared to $18.4 billion in the third quarter of 2004. Other trading volumes, which now includes credit default swaps volume, in the third quarter of 2005 increased 16.9% to $13.3 billion, from $11.4 billion in the third quarter of 2004.
Balance Sheet Data
As of September 30, 2005, total assets were $185.7 million. This included $111.9 million in cash, cash equivalents and securities, and represents an increase of $5.2 million as compared to June 30, 2005. Total stockholders’ equity was $167.4 million and book value per common share was $4.72 based on 35.5 million diluted shares outstanding.
Webcast and Conference Call Information
Richard M. McVey, MarketAxess’ Chairman and CEO, and James N.B. Rucker, Chief Financial Officer, will host a conference call to discuss the Company’s financial results and outlook this morning at 8:00 a.m. Eastern time. To access the conference call, please dial 800-299-0148 (U.S.) or 617-801-9711 (international). The passcode for all callers is 47952730. The Company will also host a live audio webcast of the conference call on the Investor Relations section of the Company’s website at www.marketaxess.com. An archive of the call will be available by dialing 888-286-8010 (U.S.) or 617-801-6888 (international) for two weeks after the announcement. The passcode for replay callers is 78107350. The web cast will also be archived at www.marketaxess.com for 90 days following the announcement.
About MarketAxess
MarketAxess operates one of the leading platforms for the electronic trading of corporate bonds and certain other types of fixed-income securities, serving as an electronic platform through which our more than 600 active institutional investor clients can access the liquidity provided by our broker-dealer clients. MarketAxess’ multi-dealer trading platform allows our institutional investor clients to simultaneously request competitive, executable bids or offers from multiple broker-dealers, and to execute trades with the broker-dealer of their choice. MarketAxess offers our clients the ability to trade U.S. high-grade corporate bonds, European high-grade corporate bonds, credit default swaps, agencies, high yield and emerging markets bonds. MarketAxess also provides data and analytical tools that help our clients make trading decisions, and we facilitate the trading process by electronically communicating order information between trading counterparties. MarketAxess’ current participating dealers are: ABN AMRO, Banc of America Securities, Barclays PLC, Bear Stearns, BNP Paribas, Citigroup Global Markets, Credit Suisse First Boston, Deutsche Bank Securities, Dresdner Kleinwort Wasserstein, DZ Bank, FTN Financial, Goldman Sachs, HSBC, ING Financial Markets, JP Morgan, Jefferies & Company, Lehman Brothers, Merrill Lynch, Morgan Stanley, RBC Capital Markets, The Royal Bank of Scotland, Santander Investment Securities, SG Corporate & Investment Banking, UBS and Wachovia Securities.

Cautionary Note Regarding Forward-Looking Statements
This press release may contain forward-looking statements, including statements about the outlook and prospects for Company and industry growth, as well as statements about the Company’s future financial and operating performance. These and other statements that relate to future results and events are based on MarketAxess’ current expectations. Actual results in future periods may differ materially from the those currently expected or desired because of a number of risks and uncertainties, including: our dependence on our broker-dealer clients; the level and intensity of competition in the fixed-income electronic trading industry and the pricing pressures that may result; the variability of our growth rate; our limited operating history; the level of trading volume transacted on the MarketAxess platform; the absolute level and direction of interest rates and the corresponding volatility in the corporate fixed-income market; our ability to develop new products and offerings and the market’s acceptance of those products; our ability to enter into strategic alliances and to acquire other businesses and successfully integrate them with our business; our future capital needs and our ability to obtain capital when needed; and other factors. The Company’s actual results and financial condition may differ, perhaps materially, from the anticipated results and financial condition in any such forward-looking statements. The Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. More information about these and other factors affecting MarketAxess’ business and prospects is contained in MarketAxess’ periodic filings with the Securities and Exchange Commission and can be accessed at www.marketaxess.com.
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Contacts:

Investor Relations	Media
Stephen Davidson	Melissa Kanter
MarketAxess Holdings Inc.	Edelman
(212) 813-6021	(212) 704-8261

Michele Loguidice
Edelman
(212) 704-8243

MarketAxess Holdings Inc.
Consolidated Statements of Operations
MarketAxess Holdings Inc.
Consolidated Condensed Balance Sheet Data

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2005	2004	2005	2004
		($ in thousands, except per share data)
		(Restated)		(Restated)
	(unaudited)		(unaudited)
Revenues
Commissions
U.S. high-grade	$10,820	$11,108	$34,900	$34,024
European high-grade	3,132	3,652	10,869	11,795
Other	1,837	2,073	5,398	5,555

Total Commissions	15,789	16,833	51,167	51,374
Information and user access fees	1,165	731	3,204	1,752
License fees	1,032	744	2,303	1,892
Interest Income	828	171	2,205	441
Other	274	239	799	665

Total revenues	19,088	18,718	59,678	56,124

Expenses
Employee compensation and benefits	9,030	8,259	26,947	24,869
Depreciation and amortization	1,175	644	3,267	2,471
Technology and communications	2,302	1,496	6,307	4,635
Professional and consulting fees	2,423	1,041	7,053	2,777
Warrant-related expense	—	—	—	2,524
Marketing and advertising	503	750	1,784	1,893
Moneyline revenue share	—	219	(50)	1,039
General and administrative	1,914	1,388	4,441	3,729

Total expenses	17,347	13,797	49,749	43,937

Income before provision for income taxes	1,741	4,921	9,929	12,187
Provision for income taxes	570	(4,163)	3,877	(42,865)

Net income	$1,171	$9,084	$6,052	$55,052

Per Share Data:
Earnings per share:
Basic	$0.04	$1.87	$0.22	$14.07
Diluted	$0.03	$0.30	$0.17	$1.84

Weighted-average common shares:
Basic	28,317	3,316	27,824	3,304
Diluted	35,508	29,921	35,472	29,921

	September 30, 2005	December 31, 2004
	($ in thousands)
		(Restated)
	(unaudited)	(unaudited)
Assets
Cash and cash equivalents	$54,493	$97,652
Securities available for sale and held to maturity	57,435	—
Deferred income taxes	36,829	40,351
All other assets	36,938	37,643

Total assets	$185,695	$175,646

Liabilities and Stockholders’ Equity
Total liabilities	$18,262	$20,428
Total stockholders’ equity	167,433	155,218

Total liabilities and stockholders’ equity	$185,695	$175,646

MarketAxess Holdings Inc.
Volume Statistics

	Total Trading Volume		Total Trading Volume
	Three Months Ended		Nine Months Ended
	September 30		September 30
	2005	2004	2005	2004
	($ in millions)		($ in millions)
	(unaudited)		(unaudited)
U.S. high-grade — multi dealer	$35,727	$44,866	$134,256	$134,066
U.S. high-grade — single dealer [1]	3,336	—	4,236	—
European high-grade	16,253	18,412	56,102	59,588
Other [2]	13,329	11,405	35,309	25,115

Total	$68,645	$74,683	$229,903	$218,769

	Average Daily Volume		Average Daily Volume
	Three Months Ended		Nine Months Ended
	September 30		September 30
	2005	2004	2005	2004
	($ in millions)		($ in millions)
	(unaudited)		(unaudited)
U.S. high-grade	$610	$712	$733	$713
European high-grade	250	297	295	317
Other	208	181	187	134

Total	$1,068	$1,190	$1,215	$1,164

Number of U.S. Trading Days [3]	64	63	189	188
Number of U.K. Trading Days [4]	65	62	190	188

[1]	Effective June 2005, the Company began reporting separately U.S. High-Grade single-dealer inquiries.

[2]	Effective September 2005, the Company began reporting credit default swaps trading volume in other.

[3]	The number of U.S. trading days is based on the Bond Market Association’s Holiday Recommendation Calendar.

[4]	The number of U.K. trading days is based on the U.K. Bank Holiday Schedule.